Exhibit A

                              EXECUTIVE BONUS PLAN

1.   Introduction

This Executive Bonus Plan (the "Plan") dated as of April 18, 2002 has been established for B. Tom Carter, Jr. (the "Executive") in his capacity as Chairman of the Board of Directors and Chief Executive Officer of HydroChem Holding, Inc. ("Holding") and HydroChem Industrial Services, Inc. (the "Company"). The Plan is effective for fiscal year 2002.

2.   Definitions

In addition to the defined terms set forth elsewhere in this Plan, the following terms when used in this Plan shall have the meaning set forth below:

     a. "Actual EBIT" shall mean earnings before interest and taxes of the Company for fiscal year 2002 without regard to any acquisition(s) which may occur during such year.

     b. "Budgeted EBIT" shall mean the budgeted EBIT of the Company for fiscal year 2002.

     c. "Interest Factor Target" shall mean 85%.

     d. "Actual Interest Factor" shall mean the percentage reflecting the ratio in fiscal year 2002 between (i) the Company's interest expense without regard to any interest accrued to finance any acquisitions(s) consummated in fiscal year 2002, and (ii) Actual EBIT.

3.   Calculation of Bonus

The Executive's bonus under this Plan shall be calculated as follows:

Category 1-EBIT Achievement

The Executive shall be credited with the amount set forth in the table below for each percentage point (with a proration for any partial percentage point) that Actual EBIT exceeds 85% of Budgeted EBIT.

             Actual EBIT                                      Amount per Point
             -----------                                      ----------------
             Between 85% and 100% of Budgeted EBIT                $18,333.33

             Greater than 100% of Budgeted EBIT                   $40,000.00


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
Category II- Economic Profit (ROI)
----------------------------------

There shall be deducted from all amounts credited under Category I (i.e. all amounts credited for Actual EBIT exceeding Budgeted EBIT) an amount equal to $15,000 for each percentage point (with a proration for any partial percentage point), if any, that the Actual Interest Factor exceeds the Interest Factor Target. Any amount deducted under this Category II shall not exceed any amount credited under Category I.

Bonus Amount
------------

The Executive's bonus under this Plan shall be the amount, if any, by which all amounts credited under Category I exceed any amounts deducted under Category II.

4.   Payment of Bonus

The Company shall pay to the Executive any bonus due under the Plan following completion of the annual year end audit by the Company's independent auditors, delivery of the resulting audited financial statements to the Company's Board of Directors, and adoption of an appropriate resolution authorizing payment by the Compensation Committee of the Board of Directors of Holding (the "Committee") all of which would be expected to occur no later than April 18, 2003.

5.   Termination of Employment

The Executive must be actively employed by the Company on the day any bonus under this Plan is to be paid to receive his bonus. If the Executive's employment with the Company terminates for any reason prior to the day any bonus is paid, then the Executive will no longer be covered by this Plan or be eligible to receive any bonus hereunder. This Plan does not confer any continuing rights to employment.

Notwithstanding  anything  herein to the contrary,  the first  paragraph of this section 5 shall not apply when there has been a resignation by the Executive or termination of his employment by the Company without cause either of which occurs after there has been a change of control. For the purposes of this paragraph, the term "cause" shall have the same meaning as set forth in section 7 (a) of the Employment Agreement between Holding and the Executive dated as of December 15, 1993, as amended, and the term "change of control " shall have the same meaning as set forth in section 1.01 of the Indenture dated August 1, 1997 governing the Company's 10 3/8 % Senior Subordinated Notes due August 1, 2007. Further, if Executive's employment terminates due to death or disability, then the Committee, acting in its sole discretion, may award to the Executive or his estate, as the case may be, all or a prorata share of any bonus under this Plan that otherwise would have been payable.

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
6.   Miscellaneous

     a. Entire Agreement and Amendments. This Plan document sets forth the entire agreement between the Company and the Executive with respect to the subject of a bonus for the Executive for fiscal year 2002, and it supersedes any and all other prior or contemporaneous documents, agreements, writings, negotiations, discussions or understandings regarding the same. This Plan may be amended at any time in the future by the Committee upon adoption of an appropriate resolution and written notice to the Executive.

     b. Governing Law. This Plan shall be governed by the laws of the State of Texas without regard to the conflict of law provisions thereof.

     c. Captions. The captions to the sections and subsections of this Plan are for convenience of reference only and shall not be construed as a part hereof.

     d. Severability. If any provision of this Plan shall be held by a court of competent jurisdiction to be illegal, invalid and unenforceable, then such provision shall be severed from this Plan and the remainder thereof shall remain in full force and effect. Further, in lieu of such illegal, invalid and unenforceable provision, there shall be substituted therefore a provision as close thereto as possible which is valid, legal and enforceable.





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